Exhibit 10.22.1

LEASE AND OCCUPANCY AGREEMENT

3019 ENTERPRISE DRIVE, ANDERSON, IN

March 11, 2016

Altairnano Inc., sole tenant of the FEC Accelerator Building (hereafter called “A1”), located at 3019 Enterprise Drive, Anderson, Indiana, because of a change in business plans, wishes to terminate its lease on A1. The current lease extends to June 30, 2017.

Upon consideration of the terms of the lease, and the change in the status of Altairnano, Inc., the Flagship Enterprise Center has proposed, and Altairnano has accepted, a termination of the existing lease, effective April 30, 2016, under the following conditions:

1.	Altairnano is contractually bound, after April 30, to pay a monthly lease of $20,000 through June 30, 2017.
2.

Flagship has proposed, and Altairnano has accepted, in lieu of the fourteen payments remaining under the Lease, dated January 27, 2015, to accept a total cash settlement of $140,000.00, being half (50%) of the remaining payments of $280,000.00. The total settlement is due and payable on or before April 30, 2016.

3.

Flagship agrees to allow use of the A1 facility to the remaining Altairnano staff, without further basic rent, until the lease of the building. Altairnano will continue to be responsible for paying all utilities and ground maintenance costs, and will keep the building clean and accessible for real estate showings.

4.	Upon lease of A1, Altairnano will be given a thirty (30) day notice to vacate the building.

The Agreement supersedes all previous agreements or arrangements.

FLAGSHIP ENTERPRISE CENTER, INC.

/s/ Charles E. Stately
Charles E. Staley, President & CEO	Date 3/14/2016

ALTAIRNANO, INC.

/s/Karen Werner
Interim CFO	Date 3/10/2016